Exhibit 99.1

Contact: Lynn Morgen/Casey Kotary
ADVISIRY Partners
212-750-5800

TREX COMPANY APPOINTS B. ANDREW ROSE TO BOARD OF DIRECTORS

WINCHESTER, Va. — DECEMBER 3, 2025 — Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of high-performance, low-maintenance composite decking and railing products, today announced the appointment of B. Andrew (Andy) Rose as a new independent member of its Board of Directors, effective immediately. Mr. Rose will serve on the Audit and the Compensation Committees of the Board. Following his appointment, the Board will include ten directors, nine of whom are independent.

Mr. Rose brings over 30 years of business leadership experience to Trex. Prior to his retirement last year, he was President and Chief Executive Officer of Worthington Enterprises, a designer, manufacturer and acquirer of market-leading brands in the consumer and building products sectors. Previously, Mr. Rose served as President and Chief Executive Officer of Worthington Industries, where he led its successful separation into two public companies: Worthington Enterprises and Worthington Steel. Having joined Worthington in December 2008, as Vice President and Chief Financial Officer, he played a central role in shaping the company’s financial strategy and capital allocation, and took on expanded leadership roles in company operations and corporate strategy before being named President and CEO in 2020.

Prior to joining Worthington, Mr. Rose held partner and principal positions at several financial services firms. He currently serves on the boards of two public companies, Sterling Infrastructure, a provider of e-infrastructure, building, and transportation solutions; and Greif, Inc., a global industrial packaging company.

James Cline, Chairman of the Board of Directors, said, “The Board is pleased to welcome Andy as a director. He is a renowned business leader and we expect that his expertise will be immediately additive to our Board. With this appointment, the Board continues its ongoing refreshment effort, most recently including Chris Keffer’s appointment last year.”

Bryan Fairbanks, President and Chief Executive Officer of Trex Company, commented, “Andy’s many years of experience, deep knowledge of both the consumer and building products sectors and financial expertise will provide Trex with valuable insights and guidance as we advance our strategy and capitalize on the industry’s long-term growth opportunities. I am pleased to welcome him to Trex’s Board.”

As previously disclosed, Ronald Kaplan, a director since 2008, intends to retire from the Board and will not stand for re-election at the Company’s 2026 Annual Meeting of Shareholders.

About Trex Company, Inc.

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the company is the world’s #1 brand of sustainably made, wood-alternative decking and railing, and a leader in high performance, low-maintenance outdoor living

Exhibit 99.1

products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking** 5 Years in a Row (2021-2025). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 15th consecutive year. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

**2021-2025 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2025 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.